Exhibit (a)(1)(ii)

LETTER OF TRANSMITTAL

Regarding
Common Units
Of

THE CUSHING® MLP INFRASTRUCTURE MASTER FUND

Tendered Pursuant to the Offer to Purchase
Dated April 15, 2016

The Offer and withdrawal rights will expire at, and this
letter of transmittal must be received by the Fund by,
5:00 p.m., Central time, on May 13, 2016,
unless the Offer is extended.

Complete this Letter of Transmittal and return to:

The Cushing® MLP Infrastructure Master Fund
8117 Preston Road, Suite 440
Dallas, Texas 75225

For additional information contact the Fund at:

Phone: (877) 653-1415
Fax: (866) 507-6267
E-mail:  investorservices@usbank.com

Ladies and Gentlemen:

The undersigned hereby tenders to The Cushing® MLP Infrastructure Master Fund, a non-diversified closed-end management investment company (the “Fund”), the common units of beneficial interest (“Common Units”) of the Fund held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated April 15, 2016 receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”).

The tender and this Letter of Transmittal are subject to all of the terms and conditions set forth in the Offer, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by the Fund, in its sole discretion, not to be in the appropriate form.

The undersigned hereby acknowledges and agrees:

1.           To sell to the Fund the Common Units tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Common Units tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it.

2.           The undersigned has full power and authority to sell the tendered Common Units to the Fund pursuant to the terms of the Offer.

3.           That the undersigned has received the Offer; the undersigned has had an opportunity to review the Offer; and the undersigned has had an opportunity to ask the Fund any questions that the undersigned deems necessary to determine whether to tender Common Units.

4.           That upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

5.           That under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Common Units or portions thereof tendered hereby.

6.           That Common Units tendered hereby and accepted for repurchase will be purchased in exchange for a Repurchase Instrument issued to the tendering Unitholder, reflecting the Fund’s agreement to pay the Unitholder the Payment Amount, equal to the NAV, determined as of Valuation Date, of the repurchased Common Units. The undersigned recognizes that the amount payable pursuant to the Repurchase Instrument will be based on the unaudited net asset value of the Common Units as of June 30, 2016. The Repurchase Instrument will be held by U.S. Bancorp Fund Services, LLC (“U.S. Bank”), the Fund’s administrator, as escrow agent, on behalf of the tendering Unitholder. A copy may be requested by e-mail at investorservices@usbank.com or by calling U.S. Bank at (877) 653-1415 and, upon request, will be mailed to the undersigned to the address of the undersigned as maintained in the books and records of the Fund.

7.           That if the undersigned elects to tender an amount of Common Units having a specified aggregate NAV, the number of Common Units being tendered will be determined based on the NAV per Common Unit as of April 30, 2016 (the latest calculation of NAV prior to the expiration of the Offer), while the Payment Amount will be determined based on the NAV per Common Unit as of June 30, 2016, the Valuation Date.  Therefore, the Payment Amount received may be more or less than the dollar amount specified to be tendered in the Letter of Transmittal, in accordance with fluctuations in the Fund’s NAV per Common Unit between April 30, 2016 and the Valuation Date.

9.           That the payment of the amount payable pursuant to the Repurchase Instrument received in exchange for the Common Units tendered by the undersigned will be made by check or wire transfer of the funds to the account identified by the undersigned below, as described in Section 6 of the Offer. (Any payment in the form of securities would be made by means of special arrangement with the tendering Unitholder in the sole discretion of the Fund.)

10.           That authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned.

11.           That except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

PLEASE RETURN THE COMPLETED LETTER OF TRANSMITTAL TO:

The Cushing® MLP Infrastructure Master Fund
8117 Preston Road, Suite 440
Dallas, Texas 75225

PART I – Name and Address

Name:

Address:

Social Security No. or Taxpayer Identification No:

Telephone Number: ( )
E-mail Address for Confirmation of Receipt:

PART II – Amount of Common Units Being Tendered

☐ All Common Units.
☐ A specified number of Common Units:

☐ Common Units having an aggregate NAV (calculated as of April 30, 2016 (the latest calculation of NAV prior to the expiration of the Offer)) specified below.
$
The value of the Common Units likely will change between April 30, 2016 (the latest calculation of NAV prior to the expiration of the Offer) and June 30, 2016 when the NAV of the Common Units will be determined for purposes of calculating the Payment Amount.  Therefore, the actual Payment Amount received may be more or less than the amount set forth above.

The undersigned understands and agrees that if the undersigned tenders an amount  of Common Units that would reduce the aggregate NAV of the remaining Common Units to less than $50,000, based on NAV as of April 30, 2016 (the latest calculation of NAV prior to the expiration of the Offer), the undersigned will be deemed to have tendered the entirety of its Common Units.

PART III – Payment

Repurchase Instrument
Common Units tendered hereby and accepted for repurchase will be purchased in exchange for a Repurchase Instrument issued to the tendering Unitholder. The Repurchase Instrument will be held by U.S. Bancorp Fund Services, LLC (“U.S. Bank”), the Fund’s administrator, as escrow agent, on behalf of the tendering Unitholder. A copy may be requested by e-mail at investorservices@usbank.com or by calling U.S. Bank at (877) 653-1415 and, upon request, will be mailed to the undersigned to the address of the undersigned as maintained in the books and records of the Fund.

Cash Payment Under Repurchase Instrument

☐ Check (all payments will be mailed to your address as reflected in the Fund’s records)

☐ Wire transfer (if so, check the box and complete the information below)

Bank Name: ABA Routing Number: Credit to: Account Number: For further credit to: Name(s) on the Account:

Part IV – Signatures
For Individual Investors and Joint Tenants:	For Other Investors:

Must be signed by the holder(s) EXACTLY as the name(s) appear(s) on the front of the attached cover letter. For joint owners, each joint owner must sign.

Signature of Unitholder(s):	Print Name of Investor:

(Signature)

Print Name(s):	Authorized Signatory:

(Signature)

Signature of Joint Tenants (if necessary):	Print Name:

(Signature)	Print Title:

Print Name(s):

Authorized Signatory:

(Signature)

Print Name:

Print Title:

Date: